Exhibit 10.9

EMPLOYMENT AGREEMENT

AND

A NOTICE UNDER THE NOTICE TO EMPLOYEE LAW

(TERMS OF EMPLOYMENT), 5762 – 2002

Duly executed at the 4 date of March, 2010

BY AND BETWEEN

ALCOBRA LTD.

Company incorporated under the laws of the State of Israel

(the “Company”)

AND

Yaron Daniely I.D. 038300331

(the “Executive”)

WHEREAS	the Company wishes to employ the Executive according to the terms and conditions set herein; and

WHEREAS	the Executive agrees to be employed by the Company according to the said terms and conditions; and

WHEREAS	Executive's employment requires Executive's involvement with confidential information of the Company.

Now therefore, in considerations of the mutual promises and agreements, the parties hereto agree, declare and stipulate as follows:

1.	General

The preamble and any appendix attached hereto shall constitute an integral part hereof.

2.	The Company hereby hires the Executive as CEO of the Company reporting to the Company's Board of Directors and Executive accepts such employment upon the following terms and conditions.

3.	The Executive shall be employed as a "full time employee", in accordance with the standard working hours in the Company.

4.	Term and Termination

4.1.	The term of this Agreement shall commence as of [May _, 2010]. This Agreement is for an unlimited duration. Notwithstanding the above, each party to this Agreement may terminate it without cause upon serving the other party a written notice, 60 days in advance (the “Term”, “Notice”). During the period after Notice is given, the Executive shall continue to perform all of his obligations pursuant to the terms of this Agreement. Notwithstanding the aforesaid, by notifying Executive concurrently with or at any time after a termination Notice is delivered by either party hereto, Company shall be entitled to waive Executive’s services with Company during the Notice period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice period; In such events Company shall pay Executive that sum equal to the amount which Executive would have been entitled to receive for his services rendered until the lapse of the Notice period absent such waiver or termination, as applicable.

4.2.	Upon termination of this Agreement, for whatever reason, the Executive shall immediately return to the Company all the information, documents, office equipment, furniture, computers, fax machines, cellular telephone and Company car (if applicable) and other supplies which the Executive received. The Executive hereby waives any rights to withhold or retain any of the items above, whether the Executive had the right under law or contract or otherwise. During the period following the Notice was given, the Executive shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Executive’s responsibilities.

4.3.	Notwithstanding the above, the Company shall be entitled to immediately terminate this Agreement without providing a prior notice and with no additional compensation in the following events: (i) Executive has willfully failing to perform duties, consistent with his position, under this Agreement, provided that the Company informed on such failure and such failure was not cured ; (ii) Executive has committed a dishonorable criminal offense; (iii) Executive is in breach of his duties of trust or loyalty to Company or the commission by the Executive of an act of fraud or embezzlement, or any other act involving the misappropriation of funds or assets of the Company or any of its affiliates; (iv) Executive deliberately causes harm to Company’s business affairs; (v) Executive breaches any of his confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of this Agreement; and/or (vi) circumstances that do not entitle Executive to severance payments under any applicable law and/or under any judicial decision of a competent tribunal ("Termination For Cause").

5.	Executive’s representations and undertakings

5.1.	The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or instrument to which he is party or by which he is bound, including without limitation, any confidentially and non competition agreement, (ii) does not require the consent of any person or entity (iii) shall not utilize during the Term any proprietary information of any third party, including prior employers of the Executive.

5.2.	The Executive undertakes to comply with the Company's disciplinary regulations, work rules, policies, procedures and objectives, and the policy with respect to the prevention of sexual harassment code as set from time to time and with the requirements of the applicable law.

5.3.	During the Term, the Executive shall, except during customary vacation periods and periods of illness or military service (Milu’im), devote all necessary time and attention to the business of the Company and shall perform his duties diligently and promptly for the benefit of the Company. The Executive shall devote all his attention to promoting the best interests of the Company. The Executive shall competently perform all assigned duties, carry out the policies, directives, and decisions of the Company.

5.4.	Unless authorized in writing by the Board of Directors, the Executive shall not undertake or accept any other (paid or unpaid) employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits, other than the Executive prior academic obligations requiring, in aggregate, not more than 2 hours of the Executive's work-time per week ("Additional Engagement(s)"). The Executive shall inform the Company's Board of Directors in advance of any Additional Engagements he intends to undertake or accept. The Executive undertakes to immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with Executive’s Position and/or employment with Company.

5.5.	The Executive acknowledges and agrees that Executive’s position with the Company is one that requires a special measure of personal trust as defined under the Work and Rest Hours Law, 5711-1951, and therefore, the provisions of such law shall not apply to the Executive. The Executive further acknowledges and agrees that his duties and responsibilities may entail irregular work hours and extensive traveling, for which he is adequately rewarded by the compensation provided for in this Agreement. Not withholding from the above, the Executive shall report his work hours as required by law.

5.6.	The Executive shall be employed by the Company at its offices in such place as shall be determined by the Company. However, it is agreed that the Executive may be required to spend time in other offices of the Company in Israel and worldwide.

In this Section 5 the term ‘Company’ shall include the Company and its subsidiaries and branches.

6.	Compensation

Executive shall be entitled to compensation and other benefits and conditions as detailed in Appendix A attached hereto.

7.	Confidentiality and Non Compete Undertakings

The Executive undertakes, in addition to any other commitment he may take upon himself, and without derogating from any such undertaking, to confirm and fulfill all the undertakings set in the non disclosure, assignment of rights and non competition undertaking is attached hereto as Appendix B.

8.	Media Equipment

The Company may provide the Executive with a cellular phone, a computer, an e-mail or any other property of the Company for communication needs during the Executive's work (the "Media Equipment"). The Executive undertakes to use the Company’s Media Equipment and facilities only for the purpose of his employment. The Executive acknowledges that all of the Media Equipment is the property of the Company and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s the Media Equipment, including inspections of e-mail transmissions, internet usage and inspections of their content at the Company's discretion. For the avoidance of any doubt, it is hereby clarified that all such examination findings shall be the Company’s sole property. The Executive acknowledges that, in order to keep his privacy, he should avoid any personal use of the Company’s Media Equipment and facilities. By Signing this Agreement, The Executive grants the Company an irrevocable right to conduct inspections as aforesaid, including unannounced inspections.

9.	Military Reserve Duty

Executive shall inform Company of any military reserve duty Executive has been ordered to perform, immediately after he has been notified of the same. Executive undertakes to provide Company with proper confirmation of active military reserve duty, so that Company may collect from the National Insurance Institute all amounts to which Executive or Company is entitled in connection with such service.

10.	Miscellaneous

10.1.	In the event of (i) a merger, acquisition or reorganization of the Company with one or more other entities, in which the Company is not the surviving entity; or (ii) a sale of all or substantially all of the assets or shares of the Company, the Company may assign or transfer this Agreement or any right, claim or obligation provided herein, provided however that none of Executive’s rights under this Agreement are thereby diminished.

10.2.	Company shall withhold, or charge Executive with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Executive in connection with his employment with Company.

10.3.	Company shall be entitled to offset from any and/or all payments to which Executive shall be entitled thereof, any and/or all amounts to which Company shall be entitled from Executive at such time.

10.4.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

10.5.	The terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any of other Company’s employees. Breaching of this section shall be considered a material breach of Executive’s fiduciary duties as well as of this Agreement. The Company will provide this information only on a need to know basis, or according to the law.

10.6.	This Agreement shall survive an accidental invalidity of one or more of its sections. Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

10.7.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. All disputes arising from this Agreement shall be exclusively referred to the competent courts of Tel Aviv-Jaffa district, Israel.

10.8.	This Agreement, including its appendices, constitutes the entire agreement between the parties concerning the subject matter hereof. Amendments to, and modifications of, this Agreement, shall be effective only upon approval thereof by both parties in writing. This Agreement and the appendixes hereto shall be deemed as a notice to the Executive in accordance with the Notice to Employees Law (Terms and Conditions of Employment), 5762-2002.

10.9.	All notices, requests and other communications to any party hereunder shall be given or made in writing and electronically transmitted, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or facsimile number or an e-mail address) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile or e- mail, when such facsimile or electronic mail is transmitted to the facsimile number or electronic mail address specified herein and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified herein.

In witness whereof the parties hereunder set their hands

/s/ Yaron Daniely	/s/ Udi Gilboa
Yaron Daniely	Alcobra Ltd.

	By:	Udi Gilboa

APPENDIX A

1.	Subject to and in consideration of Executive’s fulfillment of his obligations in pursuance of this Agreement, Company shall pay Executive a monthly gross salary of NIS 45,000 (the “Monthly Salary”).

2.	The Monthly Salary shall be paid no later than the ninth day after the end of any calendar month. From the said payment the Company will deduct any obligatory and/or agreed deductions, including, without limitation, income tax, health tax and social security.

3.	The Monthly Salary shall serve as the basis for deductions and contributions to the management fund and advanced study fund (keren hishtalmut) pursuant to section 5 hereunder, and for the calculation of all social benefits.

4.	Vacation

4.1.	The Executive shall be entitled to 18 vacation days (the “Vacation Days”), with respect to each twelve (12) months’ period of continuous employment with the Company.

4.2.	The dates of the Executive’s vacation shall be coordinated by the Company and the Executive, in accordance with the Company’s needs. The Company shall be entitled to set uniform dates for vacation to all or part of its employees, as it shall deem fit.

4.3.	The Executive shall be entitled to carry forward only the unused vacation days out of the Vacation Days, from one year to the next, provided that the Executive shall not, at any time, accumulate more than twice the Vacation Days. Any unused Vacation Days exceeding the aforesaid accumulation quota shall be cancelled, subject to applicable law.

4.4.	The Executive will be entitled to redeem his unused vacation days, accumulated in accordance herewith, upon termination of employment.

5.	Certain Benefits

5.1.	The Company shall grant the Executive the following benefits: (i) An “Advanced Study Fund” (to which the Company shall pay, on a monthly basis, an amount equal to 7.5% of the Monthly Salary against deduction of 2.5% of the base salary, as the Executive’s contribution, and transfer thereof to the Advanced Study Fund); (ii) “Management Fund” to which the Company shall pay, on a monthly basis, contributions in an amount equal to 13 1/3% (8 1/3% toward severance and 5% toward savings) of the Monthly Salary and disability insurance (Ovdan Kosher Avoda) according to Company policy, against deduction from the Monthly Salary of an amount equal to 5% of the Monthly Salary as Executive’s contribution towards savings to the Management Fund.

5.2.	[To avoid any doubt it is explicitly stated that the payments of the Company for severance compensation are done to cover and to insure the Company’s future contingent liability to pay the Executive severance compensation, in case the Executive shall be entitled to receive such compensation according to applicable law. This section is in accordance with Section 14 of the Severance Compensation Law, 1963 and the General Approval of the Labor Minister, dated June 30, 1998 issued in accordance with the said section 14, a copy of which is attached hereto as Appendix C. The Executive hereby expressly agrees to the arrangement according to the said section 14 as specified in Appendix C.

6.	The Executive shall be entitled to recreation pay (Dmei havra’a) according to the Israeli regulations as in effect from time to time with respect to such pay.

7.	The Executive shall be entitled to such number of days for sick leave according to the Sick Pay Law - 1976.

8.	Company car: The Executive shall be provided with a level 4 company car (the "Company Car") according to the Company's policy. The Company Car is provided to the Executive for work purposes and due to the nature of the Executive's duties towards the Company. The Company agrees, leniently, that the Executive shall be entitled to use the Company Car for personal purposes in Executive's spare time. It is hereby agreed that Executive shall be entitled to use the Company Car during the notice period in the event of termination of this Agreement. The expenses relating to the Company Car (except for Income Tax and other compulsory deductions) including with out limitation, fuel, insurance, annual test maintenance costs and highway tolls shall be paid by the Company. In case of damage subject to excess insurance due to driver's conduct or responsibility, the Executive shall bear such excess insurance. The Company Car shall be considered as reimbursement of travel expenses pursuant to applicable law (to the extent the Executive is entitled to such travel expenses under law). Executive shall bear and pay all penalties and expenses relating to any violation of law committed in connection with the use of the Company Car. Executive hereby irrevocably authorizes Company to set off and deduct all amounts that may be owed to Company under this subsection against any and all amounts due to Executive from the Company under this Agreement or from any source whatsoever.

9.	Mobile phone. The Company shall furnish the Executive with a mobile phone, and shall bear all costs and expenses relating thereto, not including tax gross up, in accordance with the Company’s policy, as amended from time to time. Upon termination of this Agreement, for whatever reason, the Company may, at the Executive's request and expense, transfer the ownership in the mobile phone and number to the Executive. The value of the benefit to Executive with regard to such mobile phone shall not be deemed as an integral part of the Monthly Salary for any intent and purpose (including without limitation for the purpose of the Executive's entitlement to severance pay and payments towards the pension policy and Keren Hishtalmut).[Udi, is this relevant?]

10.	Options.

10.1.	The Executive shall be granted with an option to purchase 43,000 Ordinary Shares, 0.01 par value each of the Company (the “Option”). The exercise price of the Option shall be US$ 1.923 per share [equal to 15% of the price per share offered in the Preferred B round]. The Option shall be subject to a four (4) years vesting schedule with a 1 year cliff as to 25% of the Option and the remaining 75% vesting on a quarterly basis during the following three (3) years. The grant of the Option is subject to the Executive exercising the Company's standard Option Agreement and to the approval of the Company's Board of Directors for the grant. All of the unvested options under this Option shall automatically vest immediately prior to a Transaction (as defined in the Company's Incentive Option Plan).

10.2.	All other terms of the Option, shall be subject to the Company’s Incentive Option Plan and in accordance therewith.

Yaron Daniely	Alcobra Ltd.

By:

APPENDIX B

SECRECY, NON-COMPETITION AND PROPRIETARY

INFORMATION AGREEMENT

This Secrecy, Non-Competition and Proprietary Information Agreement (the "Agreement") is made as of the ____ day of February, 2010 by and between Alcobra Ltd. (the “Company”) and Yaron Daniely (the “Executive”).

1.	Secrecy

(a)        The Executive recognizes and acknowledges that Executive’s access to the trade secrets and confidential or proprietary information (collectively, the “Confidential Information”) of the Company and the Company’s subsidiaries (collectively, the “Companies”), is essential to the performance of Executive’s duties as an employee of the Company.

By way of illustration and not limitation, such Confidential Information shall include (i) any and all information concerning the business and affairs of the Companies, product specifications, data, know-how, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and future development or experimental work, current and future distribution methods and processes, customer lists, current and future customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company, and any other information, however documented of the Companies; (ii) any and all information concerning the business and affairs of the Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) all derivatives, improvements and enhancements to the Company’s technology which are created or developed by Executive while an employee of the Company or while otherwise providing services to the Company; and (iv) information of third parties as to which the Company has an obligation of confidentiality; and (v) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Companies containing or based, in whole or in part, on any information included in the foregoing.

The Confidential Information shall not include information which: (i) has become publicly known and made generally available through no wrongful act of Executive; (ii) was known to the Executive prior to his involvement with the Companies; (iii) was or is developed by the Executive not during his employment by the Companies and not in relation, directly or indirectly, to the Companies’ business and was not or is not created or prepared during working hours in the Companies or in the Companies' premises or with the Companies' equipment, provided that such information is not in any way competitive or likely to be competing with the Companies’ business as currently conducted and as may be conducted in the future.

(b)        Executive further recognizes and acknowledges that such Confidential Information is a valuable and unique asset of the Company's, and that its use or disclosure (except use or disclosure as required for carrying out Executive’s duties as an employee of the Company) would cause the Company substantial loss and damages. Executive undertakes and agrees that Executive will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances (except disclosure as required for carrying out Executive’s duties as an employee of the Company), will not make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other person or organization, and will not reproduce any of the Confidential Information without the Company’s prior written consent; provided, however, that this provision shall not preclude Executive from making, upon written advice of counsel satisfactory to the Company, any disclosure required by any applicable law or from using or disclosing information lawfully known generally to the public (other than information known generally to the public as a result of any violation of this subsection (b) by or on behalf of Executive).

(c)        Executive will not disclose or otherwise make available to the Companies in any manner any confidential information received by Executive from third parties.

(d)        The obligations set forth in this section are perpetual, and shall survive termination of Executive’s employment with the Company.

(e)        Executive further recognizes and acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with the third party.

2.	Return of Materials

Upon termination of Executive’s employment with the Company or at the request of the Company before termination, Executive will promptly deliver to the Company all copies of all written and tangible material, in Executive’s possession or under Executive’s control, incorporating the Confidential Information or otherwise relating to the Company’s business, without retaining any copies thereof. The obligations set forth in this subsection shall survive termination of Executive’s employment with the Company.

3.	Ownership of Property and Rights

(a)        Exclusive Property. Executive confirms that all Confidential Information and Inventions (as defined below) are, will be, and shall remain the exclusive property of the Company for its sole and exclusive use and benefit. All business records, papers and documents however documented kept or made by Executive during the employment of the Executive by the Company shall be and remain the property of the Company.

(b)        Assignment & Waiver. All Inventions (as defined below) designed or developed by, with the participation of, or under the supervision of Executive, shall be owned exclusively by the Company. Executive hereby assigns and waives to the Company, without any additional consideration to Executive other than his Monthly Salary, the entire right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements, modifications, enhancements, trade secrets, and in and to any documentation, software, hardware, firmware, creative works, know-how and information, conceived or reduced to practice, in whole or in part, by Executive during time he is actually associated with the Company (irrespective of the commencement date stated in Section 4.1 of the Agreement and irrespective of any Additional Engagements) which are related to the Company’s business as currently conducted and as may be conducted during the Term, whether or not such Inventions patentable, copyrightable or otherwise protectable, and Executive assigns to the Company as above stated, the entire right, title and interest in and to any proprietary rights therein or based thereon (collectively, the “Inventions”).

It is hereby clarified that Executive waives any right Executive may have to royalties or any other payment from the Company with regard to the assigned Inventions, including any right to royalties pursuant to Section 134 to the Patents Law, 1967.

(c)        Perfection of Rights. Executive shall provide all assistance the Company may request, and shall execute, verify and deliver such documents and perform such other acts (including appearing as a witness) the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, as set forth above. Executive’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Executive’s employment with the Company, but the Company shall compensate Executive at a reasonable rate after termination of Executive’s employment for the time actually spent by Executive at the Company’s request on providing such assistance.

(d)        Survivability. The obligations set forth in this section are perpetual, and shall survive termination of Executive’s employment with the Company.

(e)        Attorney-in-fact. If the Company is unable because of the Executive’s mental or physical incapacity or the Executive's refusal to cooperate with the Company after receiving the Company's request pursuant Section 3(c) above to secure the Executive’s signature to application for any Israeli or foreign patent or copyright registration covering Inventions or original works of authorship assigned to the Company as set forth above, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for in behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letter patent or copyright registration thereon with same legal force and effect as if executed by the Executive.

4.           No Competition. For so long as Executive is employed by the Company and continuing for 12 months after the termination or expiration of such employment, Executive shall not, directly or indirectly:

(a)        solicit, endeavor to entice away from the Companies or otherwise interfere with the relationship of the Companies with any person or organization who is, or was within the preceding two years, a customer of the Companies, or who is employed by the Companies; or

(b)        own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any project, at such time, directly competes with the Company anywhere in the world; provided that this shall not preclude Executive from owning a stock interest not greater than 1% in a publicly traded company.

(c)        Provide to any competitor of the Company technological, marketing or other information connected to the Company and its products, and/or knowledge acquired during time Executive was associated with the Company (irrespective of the commencement date stated in Section 4.1 of the Agreement and irrespective of any Additional Engagements).

5.           Enforcement. The Company may enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for the breach of this Agreement. This Agreement shall be enforced to the fullest extent permissible under the laws of the State of Israel, without regard to its conflict of law principles. If any portion of this Agreement shall be adjudicated to be invalid or unenforceable, it shall be deemed to be amended to delete such portion. Executive expressly consents to the exclusive personal jurisdiction and venue of Tel-Aviv courts for any lawsuit arising from or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written first above.

Alcobra Ltd.	Yaron Daniely

Name and Title: ___________

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